Exhibit T3B.77

FIRST AMENDMENT TO

AMENDED AND RESTATED

PARTNERSHIP AGREEMENT OF

BROOKFIELD SQUARE JOINT VENTURE

This First Amendment (the “Amendment”) to the Amended and Restated Partnership Agreement of Brookfield Square Joint Venture is hereby adopted this 25th day of June          , 2009, by CBL/Brookfield I, LLC, a Delaware limited liability company (the “Managing General Partner”) and CBL/Brookfield II, LLC, a Delaware limited liability company (the “General Partner”) (the Managing General Partner and General Partner are sometimes referred to hereafter as the “Partners”), as the Partners of Brookfield Square Joint Venture (the “Partnership”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to that certain Joint Venture Agreement (the “Original Agreement”) dated October 1, 1968, as an Ohio general partnership; and

WHEREAS, the Original Agreement, as subsequently amended, was completely amended and restated on January 31, 2001 (the “Agreement”); and

WHEREAS, the Partnership has been organized for the purpose of conducting the sole business activity of owning and operating certain real estate and the improvements thereon located in Brookfield, Wisconsin and commonly known as “Brookfield Square” (hereinafter referred to sometimes as the “Property” and sometimes herein as the “Mortgaged Premises”); and

WHEREAS, the Property is encumbered by that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement Filing dated October 4, 2005 and recorded on October 6, 2005 in the Waukesha County, Wisconsin Register’s Office as Document No. 3324389 (the “Mortgage”) securing a loan in the original principal amount of $105,000,000.00 (the “Loan”) from Teachers Insurance and Annuity Association of America (and together with its successors and assigns as the owner and holder of the Loan referred to herein as the “Lender”), as evidenced by a promissory note in the aggregate amount of $105,000,000.00 to Lender (the “Note”); and

WHEREAS, the Lender have required as an ongoing condition of the Loan that the Partnership shall be bound by certain covenants with respect to the independence and separateness of the indebtedness and operations of the Partnership from any affiliated entity of the Partnership;

WHEREAS, the Partners desire to amend the Agreement to comply with the conditions imposed by the Lender to obtain the Loan;

NOW, THEREFORE, in consideration of the foregoing, the Agreement is hereby amended as follows:

l.	The following Section 7.9 is hereby added to the Agreement:

7.9     Authority With Respect to Bankruptcy Proceedings. Notwithstanding any other provision of this Agreement or any other document governing the formation, management or operation of the Partnership, until all obligations under the Loan are no longer outstanding or the Partnership is no longer otherwise required to make principal or interest payments pursuant to a permitted defeasance under the Mortgage (whichever is earlier to occur), the following matters shall require the prior unanimous written consent of the Partners (including the approval of the Managing General Partner’s Independent Manager), before the specified action may be taken by the Partnership or any Partner or other Person on behalf of the Partnership and, therefore, no action on the following matters shall be taken by the Partnership or any Partner or other Person on behalf of the Partnership unless the Managing General Partner has one Independent Manager then serving in such capacity and such Independent Manager shall consent to the following matters:

(i)     To file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Partnership; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Partnership;

(ii)      To seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its properties;

(iii)     To make any assignment for the benefit of the Partnership’s creditors;

(iv)     To admit in writing the Partnership’s inability to pay its debts generally as they become due;

(v)      To take any action in furtherance of any of the foregoing; and

(vi)     To amend the Articles of Formation of the Partnership and/or this Agreement (other than any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the Articles of Organization or this Agreement).

2.	The following Article XII is hereby added to the Agreement:

ARTICLE XII

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement to the contrary or in any other document governing the formation, management or operation of the Partnership, until (i) all obligations under the Loan arc no longer outstanding or (ii) the Partnership is no longer otherwise obligated to make principal or interest payments under the Notes and Mortgage (whichever is the earlier to occur), the following covenants shall apply and be binding on the Partners and the Partnership:

12.1     Limitation on Indebtedness. The Partnership will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than as permitted under the terms of the Mortgage or other Loan documents.

12.2     Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets. The Partnership is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or sale of substantially all its assets.

12.3     Separateness Covenants. The Partnership, and the Partners on behalf of the Partnership, shall:

(i)     Maintain the Partnership’s books and records separate from those of any other Person and maintain its books, records, resolutions and agreements as official records;

(ii)     Maintain the Partnership’s bank accounts separate from the bank account of any other Person and will not permit any Affiliate (other than CBL & Associates Management, Inc. and then only in accordance with the terms and provisions of the Property Management Agreement and the Mortgage) or any other constituent party independent access to its bank account;

(iii)     Not commingle the Partnership’s assets or funds with those of any Affiliate or constituent party or Person and hold all of its assets in the Partnership’s own name;

(iv)     Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person;

(v)     Conduct the Partnership’s business in the Partnership’s name, (except for services rendered under an arm’s length business management services agreement with an Affiliate that complies with provisions of the Mortgage, so long as the Partnership requires that such manager, or equivalent thereof, under such business management services agreement expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership);

(vi)     Maintain separate financial statements (complying with GAAP), showing its assets and liabilities separate and apart from those of any other Person and not to have its assets listed on the financial statement of any other Person; provided, however, the Partnership may include its financial statements as part of a consolidated financial statement if (A) such statements contain a notation that makes clear that the Partnership is a separate entity and that the assets and credit of the Partnership are not available to satisfy liabilities of any other Person and that the assets and credit of such other Person are not available to satisfy liabilities of the Partnership (except as otherwise provided in the Loan Documents) and (B) the Partnership’s assets and liabilities are listed on the Partnership’s own separate balance sheet;

(vii)     (a) File its own tax returns separate from those of any other Person, except to the extent that (A) the Partnership is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Partnership may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and (b) pay any taxes required to be paid under applicable law;

(viii)     Will remain solvent and pay its own liabilities and expenses only out of its own funds as the same become due;

(ix)       Observe all organizational formalities and procedures necessary to maintain its separate existence and preserve its existence in good standing as a Partnership under the laws of the State of Ohio;

(x)         Except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement and properly reflected on the books and records of the Partnership, not enter into transactions with an Affiliate of the Partnership, any constituent of the Partnership or any Affiliate of any constituent party, except on commercially reasonable terms substantially similar to those available to unaffiliated parties in an arms-length transaction;

(xi)        Not amend this Article 12 of the Agreement without the prior written consent of Lender;

(xii)       Not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale or amendment of its certificate of formation or this Agreement without any required written consent of Lender;

(xiii)     Not assume, guarantee or become obligated for any obligation of any Person, including an Affiliate, or become obligated for the debts of any Person;

(xiv)     Not hold out its credit as being available to satisfy the obligations of any other Person except for obligations permitted to be guaranteed by the Mortgage (or other Loan documents) or indemnification and other obligations of the Partnership pursuant to this Agreement;

(xv)       Not acquire any obligations or securities of its Affiliates or owners, including partners, members or shareholders, as appropriate;

(xvi)     Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Partnership may invest in those investments permitted under the Mortgage (or other Loan documents) and may make any advance required or expressly permitted to be made pursuant to any provisions of the Mortgage (or other Loan documents) (and permit the same to remain outstanding in accordance with such provisions);

(xvii)     Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xviii)   Use separate stationery, invoices, and checks bearing its own name;

(xix)      Not pledge its assets to secure the obligations of any other Person, other than to Lender to secure the Loan;

(xx)       Hold itself out to the public and all other Persons as a legal entity separate and distinct from any other Person;

(xxi)      Correct any known misunderstanding regarding its status as a separate entity;

(xxii)     Not identify itself as a department or division of any other Person, although from a marketing standpoint, the Property may be disclosed as being associated with CBL & Associates Properties, Inc., and CBL & Associates Management, Inc. may promote its services related to the Property using service marks that it uses to promote its services at other shopping centers owned directly or indirectly through affiliates of CBL & Associates Properties, Inc.; provided, however, that to the extent CBL & Associates Management, Inc. acts on behalf of the Partnership, the Partnership will require that CBL & Associates Management, Inc. expressly indicate in written communications on behalf of the Partnership that it is acting on behalf of the Partnership;

(xxiii)     Maintain capital adequate for businesses of its size and character in light of its contemplated business purposes, transactions and liabilities; provided, however, that the foregoing shall not require the Partners to make additional capital contributions to the Partnership;

(xxiv)     Not form, acquire or hold any subsidiary or own any equity interest in any entity;

(xxv)      Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Partnership;

(xxvi)      Not engage, directly or indirectly, in any business other than as described in Section 3.1, not engage in any activity except those required to be performed under the Loan Documents or this Section 12.3 or as permitted to be performed under all of them and will conduct and operate its business as presently conducted and operated;

(xxvii)     Cause its Partners to act pursuant to a meeting or a written consent in lieu of a meeting and keep minutes of such meetings and actions and observe all other partnership formalities;

(xxviii)    Cause the Partners and other representatives of the Partnership to act at all times with respect to the Partnership consistently and in furtherance of the foregoing and in the best interests of the Partnership;

(xxix)       Will not fail to have the Managing General Partner have at least one (1) “Independent Manager”, which for purposes of this Agreement shall mean a manager of the Managing General Partner who is a natural person who is not at the time of initial appointment, or at any time while serving as an Independent Manager of the Managing General Partner, and has not been at any time during the preceding five (5) years: (i) a stockholder, manager (other than as an Independent Manager of the Managing General Partner), officer, trustee, employee, partner, member, director, attorney or counsel of the Managing General Partner or the Partnership, any Affiliate of either of them or any direct or indirect parent of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Managing General Partner, the Partnership or any Affiliate of either of them, (iii) a Person or other entity controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family by blood or marriage of any such stockholder, director, officer, trustee, employee, partner, customer, supplier or other Person; provided, however, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the Managing General Partner if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager of the Managing General Partner, an independent director, member or manager provided by a nationally-recognized company that provides professional independent directors and managers and other corporate services in the ordinary course of its business (a “Professional Independent Manager”). A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent manager of a “special purpose entity” affiliated with the Managing General Partner shall not be disqualified from serving as an Independent Manager of the Managing General Partner if such individual is either (a) a Professional Independent Manager or (b) the fees that such individual earns from serving as independent manager of affiliates of the Managing General Partner constitute in the aggregate less than five percent (5%) of such individual’s annual income. Notwithstanding the immediately preceding sentence, an Independent Manager may not simultaneously serve as Independent Manager of the Managing General Partner and independent manager of a special purpose entity that owns a direct or indirect equity interest in the Managing General Partner or a direct or indirect interest in any co-borrower with the Managing General Partner or the Partnership. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions contained in this Section 12.3. The Independent Manager will be appointed pursuant to, and its duties shall be defined within, the Managing General Partner’s certificate of organization, operating agreement or any other organizational filing or document governing the affairs of Managing General Partner, in form and substance satisfactory to Lender. Until the Loan has been fully and finally repaid, such Independent Manager shall not be removed unless and until, (i) with regards to the removal of the Independent Manager, there is cause for such removal and Lender has consented in writing to such removal in its reasonable discretion, (ii) a new Independent Manager having the characteristics described in Managing General Partner’s operating agreement has been appointed effective as of the time of such removal or resignation, (iii) such successor Independent Manager shall have accepted his or her appointment as an Independent Manager by a written instrument, and (iv) Lender has consented in writing to the new Independent Manager in its reasonable discretion. In the event of a vacancy in the position of Independent Manager, as soon as reasonably practicable, a successor Independent Manager shall be appointed with the prior written consent of the Lender in its reasonable discretion. No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument. In the event of a vacancy in the position of Independent Manager, the Managing General Partner shall, as soon as practicable, appoint a successor Independent Manager, but such appointment shall be subject to the prior written consent of Lender. No Independent Manager shall at any time serve as a trustee in bankruptcy for any affiliate of the Managing General Partner or the Partnership. When the term “Independent Manager” or “Independent Director” is used with respect to the director or manager of an entity other than the Managing General Partner

(whether such term is capitalized or not), the definition of such term shall be the same as the foregoing, except that the name of such other entity shall be substituted for “the Managing General Partner” throughout the foregoing definition.;

(xxx)       Not own any real property other than the Mortgaged Premises and not own any personal property that is not necessary or incidental to the ownership and operation of the Mortgaged Premises; without limiting the foregoing, the Mortgaged Premises shall be operated as a single property, generating substantially all of the Partnership’s gross income, it being the intent that the Mortgaged Premises shall constitute “single asset real estate” for purposes of Section 362(d)(3) of the United States Bankruptcy Code (11 U.S.C. §362(d)(3));

(xxxi)      Maintain an arm’s length relationship with its Affiliates;

(xxxii)     Not take any action which, under the terms of any certificate of formation, this Agreement or other applicable organizational documents, requires the unanimous vote of one hundred percent (100%) of the Partners (including the affirmative vote of the Managing General Partner’s Independent Manager), without such required vote or approval; and

(xxxiii)     Not have any paid managers or employees and will obtain all necessary services through third parties (which may include CBL & Associates Management, Inc.) or independent contractors.

Failure of the Partnership, or the Partners on behalf of the Partnership, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership as a separate legal entity.

2.	Except as expressly amended hereby, the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the Partners have executed this Amendment as of the date first above written.

CBL/BROOKFIELD I, LLC, a Delaware limited liability company

By:	CBL/J I, LLC, a Delaware limited liability company, its sole member and chief manager

By:	CBL & Associates Limited Partnership, a Delaware limited partnership, its chief manager

By:	CBL Holdings I, Inc., a Delaware corporation, its sole general partner

By:	/s/ Farzana K. Mitchell
Name:	Farzana K. Mitchell
Title:	Sr Vice President - Finance

CBL/ BROOKFIELD II, LLC, a Delaware limited liability company

By:	CBL/J I, LLC, a Delaware limited liability company, its sole member and chief manager

By:	CBL & Associates Limited Partnership, a Delaware limited partnership, its chief manager

By:	CBL Holdings I, Inc., a Delaware corporation, its sole general partner

By:	/s/ Farzana K. Mitchell
Name:	Farzana K. Mitchell
Title:	Sr Vice President - Finance

SECOND AMENDMENT TO

AMENDED AND RESTATED PARTNERSHIP AGREEMENT

OF

BROOKFIELD SQUARE JOINT VENTURE

This Second Amendment (the “Amendment”) to the Amended and Restated Partnership Agreement of Brookfield Square Joint Venture is hereby adopted this 31st day of October 2020, by CBL/Brookfield I, LLC, a Delaware limited liability company (the “Managing General Partner”) and CBL/Brookfield II, LLC, a Delaware limited liability company (the “General Partner”) (the Managing General Partner and General Partner are sometimes referred to hereafter as the “Partners”) as the Partners of Brookfield Square Joint Venture (the “Partnership”).

W I T N E S S E T H:

WHEREAS, the Partnership was formed pursuant to that certain Joint Venture Agreement (the - Original Agreement”) dated October 1, 1968, as an Ohio general partnership; and

WHEREAS, the Original Agreement, as subsequently amended, was completely amended and restated on January 31, 2001 as further amended by that First Amendment to Amended and Restated Partnership Agreement of Brookfield Square Joint Venture dated June 25, 2009 (collectively, the “Agreement”); and

WHEREAS, the Partnership has been organized for the purpose of conducting the sole business activity of owning and operating certain real estate and the improvements thereon located in Brookfield, Wisconsin and commonly known as “Brookfield Square” (hereinafter referred to as the “Property”); and

WHEREAS, the Property was previously encumbered by that certain Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement Filing dated October 4, 2005 and recorded on October 6, 2005 in the Waukesha County, Wisconsin Register’s Office as Document No. 3324389 (the “Mortgage”) securing a loan (the “Loan”) from Teachers Insurance and Annuity Association of America (together with its successors and assigns referred to herein as the “Lender”); and

WHEREAS, the Lender required as a condition of the Loan that the Partnership be bound by certain covenants and provisions designed to qualify the Partnership as a bankruptcy remote “special purpose entity” (collectively, the “SPE Provisions”); and

WHEREAS, the Loan has been fully paid and satisfied, as evidenced by that certain Satisfaction of Mortgage dated July 7, 2015 and recorded on September 1, 2015 in Waukesha County, Wisconsin Register’s Office as Document No. 4163675; and

WHEREAS, the Partnership is no longer required to have a partnership agreement that contains SPE Provisions; and

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WHEREAS, the Partners desire to amend the Agreement to remove the SPE Provisions;

NOW, THEREFORE, the Partners do hereby modify the Agreement as follows:

1.	All of the SPE Provisions are hereby deleted and shall be regarded as null and void.

2.	Except as herein modified, the Agreement shall remain in full force and effect.

3.	Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

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IN WITNESS WHEREOF, this Amendment is executed effective as of the date first set forth above.

CBL/BROOKFIELD I, LLC,
a Delaware limited liability company

By:	CBL/J I, LLC, its sole member and chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

CBL/BROOKFIELD II, LLC,
a Delaware limited liability company

By:	CBL/J I, LLC, its sole member and chief manager

By:	CBL & Associates Limited Partnership, its chief manager

By:	CBL Holdings I, Inc., its sole general partner

By:	/s/ Jeffery V. Curry
Name:	Jeffery V. Curry
Title:	Chief Legal Officer

MCL Legal

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